EXHIBIT 10.8

Mr. Jack Huber
255 Westridge Rd.
Edmonton, AB T5T lC2

November 21, 2006

Dear Mr. Huber:

Wescorp Energy Inc. (“Wescorp” or the Company”) is pleased to present this proposal to retire the Debt Instrument (“Debt”) owned by Jack Huber (“Huber”) which arose from the purchase by Huber of the obligation Wescorp had with Abuelo and Epitihia Trusts (“The Trusts”).

I. TRANSACTION SUMMARY

A. Settlement Proposal:

Under the terms of an agreement with The Trusts, Wescorp was to pay The Trusts eight hundred thousand (800,000) free trading Wescorp shares by April 01, 2005 as partial consideration for the purchase of 100% of the shares of Vasjar Ltd. (“Vasjar’’). Wescorp was not able to do this, and so the Company was liable to pay compound interest on the late payment. The interest was to be paid in the form of additional free trading shares of Wescorp for every month that the obligation was not paid. Huber acquired this Debt from The Trusts, with the express approval of both The Trusts and the Company.

The transaction would be structured as a singular transaction whereby Wescorp would pay Huber one million (1,000,000) restricted shares of the capital stock of Wescorp in full settlement of the Debt owned by Huber.

The transaction would be subject to the negotiation of a definitive purchase agreement (the “Agreement”) to be entered into by Wescorp and Huber. The Agreement would contain the usual provisions of such a definitive agreement, including representations and warranties, conditions precedent to each party’s obligations, and an indemnity by each party in respect of the other party. However, if this letter of intent is sufficient for both parties, then both parties can agree to use this letter of intent as the basis for the full and final agreement between the parties.

II. PROPOSAL ASSUMPTIONS

Wescorp has based its proposal on the following assumptions:

A.	Confirmation that Huber extinguished completely the Wescorp April 01, 2006 obligation to The Trusts (the parties confirm that this obligation has been extinguished).

B.

Certification from Huber that the Proposed Offer will extinguish all obligations by Wescorp to Huber. Huber agrees that by signing this letter of intent, he agrees that all obligations by Wescorp to Huber are settled.

C.	Wescorp makes no representations about the value of its stock now or in the future. Huber agrees that by signing this letter of intent, he acknowledges this.

Phone: 1 780 482 4200	Suite 770, 435 4th Avenue S.W.,
Fax: 1 780 482 4280	Calgary, Alberta,
Canada T2P 3A8

III. TIMING AND PROCESS

A.

Process: The parties acknowledge that if Wescorp and Huber agree with all of the terms and conditions in this letter of intent, then a final definitive purchase agreement may not be drawn up, and that this letter of intent shall become the agreement between the parties in this matter.

If the foregoing reflects our mutual intentions, please sign and return a copy of this letter.

/s/ Douglas Biles

D. E. Biles
President & CEO
Wescorp Energy Inc.

Accepted by:	Witness

/s/ Jack Huber	Terry Mereniuk
Jack Huber	Print Name